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PRESS RELEASE

[LETTERHEAD OF CINEMASTAR]

(BW)(CINEMASTAR)(LUXY) CinemaStar Luxury Theaters announces $15 million equity plan; Rust Capital's investment to fuel expansion program

     Business/Entertainment Editors

     SAN DIEGO--(BUSINESS WIRE)--June 26, 1997--CinemaStar Luxury Theaters Inc. (NASDAQ:LUXY) Thursday announced that it has reached an agreement in principle for a group of investors led by Rust Capital Ltd., an Austin, Texas, venture capital firm, to purchase newly issued shares of CinemaStar's common stock for $15 million.
     After completion, Rust Capital and its partners would own not less than 51 percent of CinemaStar's outstanding common stock on a fully diluted basis. Rust Capital's equity interest in the company may be increased above 51 percent in accordance with a formula tied to the company's financial condition at closing, expected by mid-September 1997.
     It is anticipated that a shareholder's meeting will be held in August
1997.
     Completion of the transaction is subject to the negotiation and signing of a definitive agreement, due diligence, regulatory and shareholder approval, and various other conditions.
     Terms of the agreement call for a secured bridge loan to be provided to CinemaStar of up to $2 million, concurrent with the execution of the definitive agreement.
     Commenting on the transaction, John Ellison Jr., president and chief executive officer of CinemaStar, said: "We've been very fortunate in our search to find a partner to help us in our growth plans in key markets. To that end, we are very pleased to be associated with Rust Capital, who have had previous successful investments in the entertainment industry and the theater exhibition business."
     Rust Capital, headed by its founder and chairman, Jack R. Crosby, has focused on investing in companies in the movie exhibition, cable television, satellite communications, media, entertainment, banking, real estate development and oil field services industries.
     Among his many investment activities, Crosby, along with a group of co-investors, joined E.M. Warburg Pincus & Co. and Home Box Office in funding the Orion Pictures purchase of Filmways in 1982. From 1982 through early 1985, he served as director of Orion. Rust Capital, along with a group of co-investors, purchased selected theaters from Wometco Theaters Inc. in 1990 before selling them in 1994.
     "We look forward to our association with this exciting company. This contemplated investment will provide much needed equity capital which we believe will enhance the company's opportunity to execute

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its growth strategy," Crosby said.
     CinemaStar's board of directors will be reconstituted to reflect the majority interest of Rust Capital.
     In a separate action, CinemaStar announced the resignation of Walter Schlotter and Andrew Friedenberg from the company's board of directors. Schlotter, an independent business consultant, and Friedenberg, director of the Cinema Society and Visual Arts Foundation in San Diego, have stepped down from the board to devote more time to other business affairs. Both were appointed to the board in June 1995.
     "Wally Schlotter and Andy Friedenberg have made many important contributions to the company, and we appreciate their guidance during this time in CinemaStar's period of rapid growth," said Ellison.
     In line with the new corporate strategy of focusing on domestic opportunities, the company has decided not to proceed with the development of a 12-screen multiplex in Guadalajara, Mexico. It intends to go forward with its plans to open a 10-screen multiplex in Tijuana, Mexico.
     However, negotiations are under way to effect the sale of some or all of the Mexican assets to certain current members of management, with CinemaStar retaining a minority position.
     CinemaStar's expansion program began last year and will result in the company opening new theater complexes in Southern California over the next 18 months.
     On July 2, the company is scheduled to complete the expansion of its Mission Marketplace 8 theater complex in Oceanside, Calif. The company is adding five more screens which will make the new Ultraplex 13 at Mission Marketplace the largest multiscreen entertainment center in North San Diego County.
     Founded in 1989, CinemaStar Luxury Theaters currently operates seven first-run movie theaters, and will have a total of 69 screens in Southern California once the Ultraplex 13 at Mission Marketplace opens next week.
     CinemaStar theaters feature high-quality projection and sound capabilities, including LucasFilm THX Stereo Surround Sound environment system in most auditoriums, along with luxury amenities such as high-back reclining seats and extra-wide aisles between seat rows.
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     The information contained in this news release contains certain forward-looking statements that involve risk and uncertainties, such as the statements of the company's plan, objectives, expectations and intentions. The company's actual results could differ materially from those indicated by such statements as a result of various factors, including those discussed in the company's Form 10-KSB and Form 10-QSB on file with the SEC.
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     CONTACT:  CinemaStar Luxury Theaters, San Diego
               John Ellison Jr. or Alan Grossberg, 619/630-2011
                 or
               Pondel Parsons & Wilkinson, Los Angeles
               Craig Parsons/Michael Pollock, 310/207-9300